Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2017 First Quarter Results
-- Company Confirms Sales and EPS Outlook for Fiscal 2017; Revises
Free Cash Flow Conversion Outlook on Significant New Business Investment --
-- Implementations Underway for Approximately $130 Million
in Annualized New Business Won in Past Five Quarters --

VALENCIA, Calif., February 7, 2017 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), the world's leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2017 first quarter ended December 31, 2016.
Fiscal 2017 First Quarter Highlights

•	Net sales of $339.4 million, down 5.7 percent

•	Constant-currency sales(1) of $353.0 million, down 1.9 percent

•	Net income of $13.1 million, or $0.13 per diluted share

•	Adjusted net income(1) of $18.5 million, or $0.19 per diluted share

•	Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $34.3 million, or 10.1 percent of net sales
Dave Castagnola, president and chief executive officer, said, “We continue to book significant wins and renewals in fiscal 2017, building on the value proposition Wesco provides to major aerospace and defense customers. Sales wins with strategic customers in fiscal 2016 and the first quarter of fiscal 2017 totaled approximately $130 million on an annualized basis, approximately half of which is expected to be realized in fiscal 2017. We also have renewed long-term agreements with existing customers totaling $400 million on an annualized basis over the same period of time. New business strength continues to give us confidence in our outlook for constant-currency sales growth of three to five percent for the year.
“Our fiscal 2017 first-quarter results were negatively impacted by foreign currency translation, temporary disruptions to certain customers’ consumption patterns due to operational changes and extended site closures, and late production schedule revisions made by a major commercial OE customer. The challenges created by these events were partially offset by sales realized from recent new business wins.
“The slippage of some sales out of the quarter, along with higher planned selling, general and administrative expenses to support the significant ramp in new business, reduced net income and adjusted EBITDA margins(1) in the fiscal 2017 first quarter. As sales increase in the remainder of fiscal 2017, we expect to improve operating leverage and margins, supporting our earnings per share outlook for the year. We also increased our investment in inventory in the first quarter to support the substantial level of new business wins and to assure the excellent service levels our customers expect. We plan to continue this investment to support our growth, particularly in the first half of the year. We expect this investment to reduce cash provided by operating activities and free cash flow(1) in fiscal 2017 from our previous outlook.”
Fiscal 2017 First Quarter Results
Net sales in the fiscal 2017 first quarter were $339.4 million, compared with $359.8 million in the prior-year first quarter. Constant-currency sales(1) decreased 1.9 percent year-over-year in the first quarter of fiscal 2017.
Gross profit was $89.5 million in the first quarter of fiscal 2017, compared with $96.6 million in the fiscal 2016 first quarter. Gross margin was 26.4 percent in the fiscal 2017 first quarter, compared with 26.9 percent in the same period last year. The decrease in margin primarily reflects changes in mix.
Selling, general and administrative (SG&A) expenses in the fiscal 2017 first quarter increased 6.1 percent compared with the same period last year, primarily due to higher planned people-related and systems costs, which included approximately $2.0 million to support new business. SG&A expense as a percentage of net sales was 18.6 percent in the fiscal 2017 first quarter, compared with 16.5 percent in the same period last year.

Income from operations totaled $26.3 million, or 7.7 percent of net sales, in the fiscal 2017 first quarter. This compares with $37.1 million, or 10.3 percent of net sales, in the same period last year. The decline in operating margin was primarily due to the factors described above.
The company's effective tax rate was 15.3 percent in the first quarter of fiscal 2017, compared with 28.9 percent in the year-ago quarter, primarily due to discrete tax items.
Net income was $13.1 million, or $0.13 per diluted share, in the fiscal 2017 first quarter, compared with $20.6 million, or $0.21 per diluted share, in the same period last year. Adjusted net income(1) was $18.5 million, or $0.19 per diluted share, compared with $24.2 million, or $0.25 per diluted share, in the same period last year.
Adjusted EBITDA(1) in the fiscal 2017 first quarter was $34.3 million, compared with $45.6 million in the same period last year. Adjusted EBITDA margin(1) was 10.1 percent, compared with 12.7 percent in the same period last year.
Fiscal 2017 Outlook
Castagnola concluded, “We continue to expect constant-currency(2) sales to increase in the range of three percent to five percent in fiscal 2017, based primarily on new business wins which we have already signed. We expect sales to increase sequentially in each quarter of the fiscal year, subject to the timing of new business implementation. Higher sales, along with strategic sourcing initiatives and SG&A leverage, are expected to deliver adjusted net income in the range of $1.15 to $1.20 per diluted share.
“We now expect free cash flow conversion to be approximately 50 percent of net income, based on the increased level of inventory investments we are making to support these substantial new business wins and changes to the timing of receivable collections to reflect the re-phasing of new business implementations to later in fiscal 2017.”
Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2017 first quarter results at 2:00 p.m. PST (5:00 p.m. EST) today, February 7, 2017. The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 44184486.
The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 44184486. The telephonic replay will be available until February 14, 2017 at 11:59 p.m. EST.
About Wesco Aircraft
Wesco Aircraft is the world’s leading distributor and provider of comprehensive supply chain management services to the global aerospace industry, based on annual sales. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including chemical, electrical and C-class hardware and comprised of more than 565,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.
Footnotes
(1) Non-GAAP financial measure - see Exhibits for reconciliations of GAAP to non-GAAP results.
(2) Constant-currency results are determined by translating current-period results at prior-period exchange rates.
Non-GAAP Financial Information
Adjusted EBITDA represents net income (loss) before: (i) income tax provision (benefit), (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.
Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.
Adjusted net income represents net income (loss) before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represent basic earnings per share calculated using adjusted net income as opposed to net income.

Adjusted diluted earnings per share represent diluted earnings per share calculated using adjusted net income as opposed to net income.
Constant-currency sales represent net sales for the fiscal 2017 first quarter translated at the corresponding fiscal 2016 periodical average exchange rates. For the fiscal 2017 outlook, constant-currency results are determined by translating current-period results at prior-period exchange rates.
Free cash flow represents net cash (used in) provided by operating activities less purchases of property and equipment; free cash flow conversion represents free cash flow divided by net income.
Wesco Aircraft utilizes and discusses adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, constant-currency sales, free cash flow and free cash flow conversion, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, constant-currency sales, free cash flow and free cash flow conversion are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4, 5, 6 and 7 for reconciliations of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, constant-currency sales, free cash flow and free cash flow conversion to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “believe,” “continue,” “expect,” “grow,” “improve,” “increase,” “outlook,” “plan,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill) and legal proceedings; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)
Exhibit 5:	Non-GAAP Financial Information – Constant-Currency Sales (Unaudited)
Exhibit 6:	Non-GAAP Financial Information – Free Cash Flow (Unaudited)
Exhibit 7:	Non-GAAP Financial Information – Fiscal 2017 Outlook (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income (UNAUDITED)
(In thousands, except share data)

	Three Months Ended December 31,
	2016	2015
Net sales	$339,371	$359,843
Cost of sales	249,914	263,214
Gross profit	89,457	96,629
Selling, general and administrative expenses	63,201	59,545
Income from operations	26,256	37,084
Interest expense, net	(11,073)	(8,997)
Other income, net	288	901
Income before income taxes	15,471	28,988
Provision for income taxes	(2,364)	(8,379)
Net income	$13,107	$20,609

Net income per share:
Basic	$0.13	$0.21
Diluted	$0.13	$0.21
Weighted average shares outstanding:
Basic	98,319,926	97,217,924
Diluted	98,821,794	97,939,423

Exhibit 2

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	December 31, 2016	September 30, 2016
Assets
Cash and cash equivalents	$51,192	$77,061
Accounts receivable, net	247,288	249,195
Inventories	751,703	713,470
Prepaid expenses and other current assets	12,806	10,203
Income taxes receivable	7,132	1,460
Total current assets	1,070,121	1,051,389
Long-term assets	887,924	897,189
Total assets	$1,958,045	$1,948,578

Liabilities and Stockholders’ Equity
Accounts payable	$173,116	$181,700
Accrued expenses and other current liabilities	32,287	26,424
Income taxes payable	7,358	6,782
Capital lease obligations, current portion	1,319	1,471
Short-term borrowings and current portion of long-term debt	40,000	—
Total current liabilities	254,080	216,377
Capital lease obligations, less current portion	1,531	1,710
Long-term debt, less current portion	803,179	834,279
Deferred tax liabilities, non-current	4,011	4,092
Other liabilities	5,512	9,205
Total liabilities	1,068,313	1,065,663
Total stockholders’ equity	889,732	882,915
Total liabilities and stockholders’ equity	$1,958,045	$1,948,578

Exhibit 3
 Wesco Aircraft Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Three Months Ended December 31,
	2016	2015
Cash flows from operating activities
Net income	$13,107	$20,609
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,729	6,997
Deferred financing costs	3,202	828
Bad debt and sales return reserve	458	374
Stock-based compensation expense	2,690	2,194
Deferred income taxes	491	1,731
Other	(1,139)	(1,063)
Changes in assets and liabilities
Accounts receivable	(2,159)	14,205
Inventories	(42,169)	(24,500)
Other current and long-term assets	(7,667)	(8,065)
Accounts payable	(8,334)	16,311
Other current and long-term liabilities	6,705	(18,957)
Net cash (used in) provided by operating activities	(28,086)	10,664
Cash flows from investing activities
Purchase of property and equipment	(1,316)	(1,162)
Net cash used in investing activities	(1,316)	(1,162)
Cash flows from financing activities
Proceeds from short-term borrowings	25,000	—
Repayment of short-term borrowings	(5,000)	—
Repayment of long-term debt	(6,344)	(5,000)
Financing fees	(10,462)	—
Repayment of capital lease obligations	(330)	(722)
Excess tax benefit related to stock-based incentive plans	—	84
Proceeds from issuance of common stock	2,277	150
Net cash provided by (used in) financing activities	5,141	(5,488)
Effect of foreign currency exchange rate on cash and cash equivalents	(1,608)	(1,225)
Net (decrease) increase in cash and cash equivalents	(25,869)	2,789
Cash and cash equivalents, beginning of period	77,061	82,866
Cash and cash equivalents, end of period	$51,192	$85,655

Exhibit 4

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information (UNAUDITED)
(In thousands, except share data)

	Three Months Ended December 31,
	2016	2015
Net Sales	$339,371	$359,843

EBITDA & Adjusted EBITDA
Net income	$13,107	$20,609
Provision for income taxes	2,364	8,379
Interest expense, net	11,073	8,997
Depreciation and amortization	6,729	6,997
EBITDA	33,273	44,982
Unusual or non-recurring items (3)	1,015	629
Adjusted EBITDA	$34,288	$45,611
Adjusted EBITDA margin	10.1%	12.7%

Adjusted Net Income
Net income	$13,107	$20,609
Amortization of intangible assets	3,721	3,963
Amortization of deferred financing costs	3,202	828
Unusual or non-recurring items (3)	1,015	629
Adjustments for tax effect	(2,547)	(1,856)
Adjusted net income	$18,498	$24,173

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	98,319,926	97,217,924
Adjusted net income per basic share	$0.19	$0.25

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	98,821,794	97,939,423
Adjusted net income per diluted share	$0.19	$0.25

(3)
Unusual and non-recurring items in the first quarter of fiscal 2017 consisted of business realignment and other expenses of $1.0 million. Unusual and non-recurring items in the first quarter of fiscal 2016 consisted of integration and other related expenses of $0.4 million, as well as business realignment and other expenses of $0.2 million.

Exhibit 5

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information – Constant-Currency Sales (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Increase (Decrease)	Percent Change
	2016	2015
Net sales	$339,371	$359,843	$(20,472)	(5.7)%
Currency translation impact	13,606	—	13,606
Constant-currency sales	$352,977	$359,843	$(6,866)	(1.9)%

Exhibit 6

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information – Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Increase (Decrease)
	2016	2015
Free Cash Flow
Net cash (used in) provided by operating activities	$(28,086)	$10,664	$(38,750)
Purchase of property and equipment	(1,316)	(1,162)	(154)
Free cash flow	$(29,402)	$9,502	$(38,904)

Free cash flow conversion ratio (4)	NM	46.1%

(4) "NM" stands for not meaningful.

Exhibit 7
 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information – Fiscal 2017 Outlook (UNAUDITED)
(In thousands, except share data)

Fiscal 2017
Outlook
Diluted earnings per share	$1.00 - $1.05

Amortization of intangible assets	0.15
Amortization of deferred financing costs	0.05
Unusual or non-recurring items (5)	0.02
Adjustments for tax effect	(0.07)

Adjusted diluted earnings per share	$1.15 - $1.20

Net cash provided by operating activities	~$62,000

Purchase of property and equipment	~(12,000)

Free cash flow	~$50,000

Free cash flow conversion	~50%

(5) Primarily facility network realignment costs.